Exhibit 10.4

Scott M. Noel

Partner

snoel@mccathernlaw.com

September 27, 2012

Via Email

Mr. Michael Noel

NCM Financial, LLC

9726 Windham Drive

Dallas, TX 75243

Re:	Attorney Engagement Agreement – General Corporate Counsel

Dear Michael:

This letter confirms that McCathern | Mooty | Grinke, LLP will represent NCM Financial, LLC, (“You” or “NCM”), in connection with providing general corporate legal representation to NCM Financial, LLC, (the “Matter” or the “Representation”).

Terms of Engagement

This letter sets forth the terms of our engagement in the Representation. Certain of those terms are included in the body of this letter, and additional terms are contained in the attached document titled Additional Terms of Engagement. That document is expressly incorporated into this letter, and it should be read carefully. The execution and return of the enclosed copy of this letter constitutes an unqualified agreement to all the terms set forth in this letter and in the Additional Terms of Engagement.

It is understood and agreed that our engagement is limited to the Representation. Please note that if you or any company you may represent is served with a lawsuit, then you should notify us immediately as there are time-sensitive issues that will need to be addressed. Should you need or desire to retain us to represent you in any other matter, we will do so under the terms of a separate fee agreement.

Our Personnel Who Will Be Working on the Matter

I will personally handle this matter along with our firm paralegal, Beronica Rutiaga. You may call, write, or e-mail me whenever you have any questions about the Representation.

Our Legal Fees and Other Charges

Legal fees and costs are difficult to estimate. Accordingly, we have made no commitment concerning the maximum fees and charges that will be necessary to resolve or complete the Representation.

From time-to-time, we may furnish estimates of legal fees and other charges that we anticipate will be incurred in connection with the Matter. Such estimates are by their nature inexact because of the potential for unforeseeable circumstances; therefore, our actual fees and other charges may vary from such estimates. It is expressly understood that payment of our fees and charges is in no way contingent on the ultimate outcome of the Representation.

Our fees in the Matter will be based on the time spent by the firm personnel, primarily lawyers or legal assistants, who participate in the Representation. We will charge for all time spent by such personnel in the Representation in increments of tenths of an hour. For example, we charge for time spent in the following: telephone and office conferences with client, representatives of clients, opposing counsel, and others; conferences among our attorneys and legal assistants; factual investigation, if needed; legal research; responding to requests from you that we provide information to you or your auditors; drafting and revising letters and other documents; and travel, if necessary.

We agree to provide to NCM Financial, LLC, on a nonexclusive basis, up to twenty-five (25) hours of legal services per month during the term hereof, as and to the extent requested by NCM Financial, LLC from time to time. The issues involved may include corporate, employment and human resources issues, non-competition and confidentiality issues regarding current and former employees, contract or document review and advice, problem solving, litigation prevention and negotiation, and the like. In addition, we shall provide such further legal services hereunder as may be agreed upon by the parties from time to time.

As consideration for our services hereunder during the term of this Agreement, NCM Financial, LLC shall pay us a monthly retainer fee of $6,250.00 for each calendar month during the term hereof. Such retainer fee shall constitute payment in full for the first twenty-five (25) hours of work provided by us during each month hereunder. Any services provided by us in excess of twenty-five (25) hours in any one month shall be paid at the following rates:

Partners	$300.00/hour
Associates	$210.00/hour
Paralegals	$145.00/hour

In addition, you agree to pay for costs, actual, out-of-pocket expenses incurred, as set forth in the Additional Terms of Engagement.

Conflicts of Interest

Before accepting the Representation, we have undertaken reasonable and customary efforts to determine whether there are any potential conflicts of interest that would bar our firm from representing you with regard to the Matter. Based on the information available to us, we are not aware of any potential disqualification. We reviewed that issue in accordance with the rules of professional responsibility adopted in Texas. We believe that those rules, rather than the rules of any other jurisdiction, are applicable to the Representation; and the execution and return of the enclosed copy of this letter by you represents an express agreement to the applicability of those rules.

Conclusion

This letter and the attached Additional Terms of Engagement constitute the entire terms of the engagement of McCathern | Mooty | Grinke, LLP in the Representation. These written terms of engagement are not subject to any oral agreements or understandings, and they can be modified only by further written agreement signed by both you and McCathern | Mooty | Grinke, LLP. Unless expressly stated in these terms of engagement, no obligation or undertaking shall be implied on the part of either you or McCathern | Mooty | Grinke, LLP.

Please carefully review this letter and the attached Additional Terms of Engagement. If there are any questions about these terms of engagement, or if these terms are inaccurate in any way, please let me know immediately. If both documents are acceptable and the terms set forth above are agreeable, please sign this letter in the space provided below and return so that we may commence the Representation.

Signature	Title	Date

/s/ Scott M. Noel	Partner	September 27, 2012
Scott M. Noel

Signature	Title	Date

/s/ Michael Noel	President	September 27, 2012
Michael Noel

McCathern | Mooty|Grinke, L.L.P.

Additional Terms of Engagement

This is a supplement to our engagement letter dated September 27, 2012. The purpose of this document is to set out additional terms of our agreement to provide the representation described in our engagement letter (the “Representation”) with regard to the cause of action referenced therein (the “Matter”).

The Scope of the Representation

Upon accepting this engagement on your behalf, McCathern | Mooty| Grinke, L.L.P. agrees to do the following: (1) provide legal counsel in accordance with these terms of engagement and the related engagement letter, and in reliance upon information and guidance provided by you; and (2) keep you reasonably informed about the status and progress of the Representation.

To enable us to provide effective representation; you agree to do the following: (1) disclose to us, fully and accurately and on a timely basis, all facts and documents that are or might be material or that we may request, (2) keep us apprised on a timely basis of all development relating to the Representation that are or might be material, (3) attend meetings, conferences, and other proceedings when it is reasonable to do so, and (4) otherwise cooperate fully with us.

Communications and Confidentiality

We have available Internet communication procedures that allow our attorneys to use e-mail for client communications in many instances. Accordingly, unless you specifically direct us otherwise, we may use unencrypted e-mail sent on the Internet to communicate with you and to send documents we have prepared or reviewed.

We recognize our obligation to preserve the confidentiality of attorney-client communications as well as client confidences, as required by the governing rules of professional responsibility. If the Matter involves transactions, litigation or administrative proceedings or like proceedings in which our firm appears as counsel of record for you in publicly available records, we reserve the right to inform others of the fact of our representation of you in the Matter and (if likewise reflected of record in publicly available records) the results obtained, unless you specifically directs otherwise.

Disclaimer

McCathern | Mooty| Grinke, L.L.P. has made no promises or guarantees to you about the outcome of Representation or the Matter, and nothing in these terms of engagement shall be construed as such a promise or guarantee.

Termination

At any time, you may, with or without cause, terminate the Representation by notifying us of its intention to do so. Any such termination of services will not affect the obligation to pay for legal services rendered and expenses and charges incurred before termination, as well as additional services and charges incurred in connection with an orderly transition of the Matter.

A failure by you to meet any obligations under these terms of engagement shall entitle McCathern | Mooty| Grinke, L.L.P. to terminate the Representation. In that event, you will take all steps necessary to release McCathern | Mooty| Grinke, L.L.P. of any further obligations in the Representation or the Matter, including without limitation the execution of any documents necessary to effectuate our withdrawal from the Representation or the Matter. The right of McCathern | Mooty| Grinke, L.L.P. to withdraw in such circumstances is in addition to any rights created by statute or recognized by the governing rules of professional conduct.

Billing Arrangements and Terms of Payment

Our engagement letter specifically explains our fees for services in the Matter. We will bill on a regular basis, normally each month, for fees and expenses and charges. It is agreed that you will make full payment within 30 days of receiving our statement. We will give notice if an account becomes delinquent, and it is further agreed that any delinquent account must be paid upon the giving of such notice. If the delinquency continues and you do not arrange satisfactory payment terms, we may withdraw from the Representation and pursue collection of our account.

Charges for Other Expenses and Services

Typically, our invoices will include amounts, not only for legal services rendered, but also for other expenses and services. Examples include charges for photocopying, long-distance telephone calls, travel and conference expenses, messenger deliveries, computerized research, and facsimile and other electronic transmissions. In addition, we reserve the right to send to you for direct payment any invoices delivered to us by others, including experts and any vendors. It is further agreed that we are expressly authorized to retain any consultants, experts, or vendors that are appropriate, in our judgment, during the Representation or reasonably necessary to the Representation.

In situations where we can readily determine the exact amount of expenses for products and services provided by third parties to be charged to your account, our invoices will reflect the cost to us of the products and services. In many situations, however, the precise total cost of providing a product or service is difficult to establish, in which charges may vary from or exceed our direct cost of such product or service. In some situations, we can arrange for ancillary services to be provided by third parties with direct billing to the client. Attached is a copy of our current charge schedule for expenses and services, which is subject to change from time to time.

Grant of Lien

A lien is hereby granted by you on any and all causes of action that you may assert in any court action brought by McCathern | Mooty| Grinke, L.L.P. on its behalf under those terms of engagement. Such lien will be in addition to all other rights of McCathern | Mooty| Grinke, L.L.P. to receive sums owing from you under these terms of engagement.

McCATHERN | MOOTY| GRINKE, L.L.P.

Expenses and Services Summary

EXPENSE/SERVICE	CHARGE

Data Base Research
Lexis, Westlaw, Information America	Costs allocated by the firm
(at present, $50 per search)

Deliveries Overnight/Express	Direct Cost

Document Scanning	Direct Cost

Duplicating	$0.20 per page
Photocopy	Direct Cost
Postage

Transportation
Mileage (personal automobile)	Applicable IRS allowable rate per mile
Lodging	Direct Cost
Meals	Direct Cost
Car Rental/Airline/Rail/Etc.	Direct Cost

Graphic Arts	Direct Cost

E-Discovery	Direct Cost

Filing fees (including E-Filing of Pleadings):	Direct Cost